Built for everyday real estate investors · $100 to get started · 36-month terms · Instant diversification into hundreds of loans

WEALTH AT EVERY TURN

Empower Your **Investments**

The **Flywheel Portfolio** combines 200 – 400 short-term real estate loans into a single investment portfolio. This innovative approach greatly reduces risk and offers more stable and consistent returns. With the Flywheel Portfolio, investors get the added benefits of:

- Weekly disbursements as loans repay
- Instant diversification into hundreds of loans
- Set-it-and-forget-it, real estate investing

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The Groundfloor Experience

Your Investments, Your Way

At Groundfloor, we're always looking to help investors make the most of their experience.

That's why we offer products like the Flywheel Portfolio and LROs to help you elevate your earning potential the way you want.

	Groundfloor	LROs by Groundfloor
Investment Experience	Instant diversification across hundreds of loans	Customize your own portfolio
Underlying Investments	200-400 individual short-term secured loans to real estate developers	12-40 individual short-term secured loans to real estate developers
Diversification	200-400 Aggregated Project Returns	12-40 Individual Project Returns
Historical Returns	Aggregated Returns: 10%* target rate	Individual Project Returns: 10%* target rate
Mobile or Web	Mobile app or web	Web platform
Cash Flow	Monthly Scheduled Disbursements	As Repayments are Made

*10.27% return on Flywheel is calculated by weighting the loans in the portfolio by total dollar amount the REIT has invested in each loan, and taking the weighted average interest rate of all loans within the REIT portfolio. Prior performance is not an indicator of future performance AND the figures provided are not intended and should not be viewed to be applicable to or to reference any potential returns that may follow any potential investment in future investments.

Individual Project Returns: 10%* target rate (*10.79% (or 10.8%) realized return on real estate loans originated within the last 3 years, inclusive of realized losses (*based on an analysis of loans originated in 2022-2024 and offered on the Groundfloor platform and resolved as of February 2025, inclusive of losses and weighted based on principal amount invested and holding period to repayment)

Building Wealth For Everyday People

High Yields Meet Smart Investing

Groundfloor Notes' cash flow meets LROs' high yields meets Auto Investor's compound interest. By investing in several hundreds of loans at once, investors enjoy:

- **Better cash flow:** Weekly disbursements on Thursdays as loans repay
- **Higher interest rates:** 9.50% – 14.50% loan portfolio range within Flywheel

*10.27% return on Flywheel is calculated by weighting the loans in the portfolio by total dollar amount the REIT has invested in each loan, and taking the weighted average interest rate of all loans within the REIT portfolio. Prior performance is not an indicator of future performance AND the figures provided are not intended and should not be viewed to be applicable to or to reference any potential returns that may follow any potential investment in future investments.



What To Expect

Investing In The Flywheel Portfolio

- Every 6 months or so, a new batch of several hundred loans becomes available for investment.
- When the previous batch repays, the disbursements can reinvest into the new batch for compounding returns.
- Sit back and relax as your money hits the target rate of 10%* (annual management fee included)

*11.54% (or 11.5%) average return on loans repaid within the Flywheel Portfolio since its launch in July 2024 (*based on an analysis of repaid fractional loan interests held by the subsidiary entities underlying the Flywheel Portfolio and repaid as of February 2025, inclusive of losses and weighted based on principal amount invested and holding period to repayment)



Drive Your Future Forward

Start Investing Today

Signing up for the Flywheel Portfolio is easy. Get started today with the power of continuous, diversified real estate investing.

- Log into the web or mobile app and accept the new Terms and Conditions.
- Then select the Flywheel Portfolio to add a minimum initial investment of $100.

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Your Questions, Answered

Want More Information?

Take a look at our Flywheel Portfolio FAQ page and Flywheel blog post to learn more.

Visit Our FAQ

A copy of these materials may also be obtained for free on the SEC's website at www.sec.gov.

* 10% returns based on previous 8 years of historical returns and current available investments, ranging from 4% – 14%, barring any losses.

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PLEASE SEE OUR OFFERING CIRCULARS BELOW:

Groundfloor Finance Inc.

Groundfloor Real Estate 1, LLC.

Groundfloor Yield, LLC.

Groundfloor Loans 1, LLC

Groundfloor Loans 2, LLC

PLEASE SEE OUR OFFERING SUBSCRIPTION AGREEMENT BELOW:

Subscription Agreement

OFFERINGS FOR SECURITIES UNDER REGULATION A ON THIS WEBSITE ARE CURRENTLY OPEN TO ALL US RESIDENTS WHERE THE ISSUER HAS FILED STATE NOTICE.

The information on this website does not constitute an offer to sell any securities identified herein in any state or jurisdiction in which the issuer is not qualified to do so. Securities are offered and sold under Regulation A of the Securities Act of 1933 ("Regulation A") only to investors who are residents of the states in which Groundfloor Finance Inc. ("Groundfloor "), or one of its affiliates has either qualified an offering statement under Tier 1 of Regulation A or made notice of its intent to offer and sell securities under Tier 2 of Regulation A. Groundfloor, or its affiliates, may also offer securities to accredited investors where such investors are duly qualified.

In some cases, Groundfloor or one of its affiliates has filed offering circulars and post-qualification amendments (or "PQAs") (including supplements to such filings) with the Securities and Exchange Commission (the "SEC") covering the above referenced Offering Circulars. An investment in any of the securities we sell entails risk of loss, and you may lose all or part of your investment. Each investor should carefully consider the risk factors and other information discussed in the qualified offering circulars/PQAs (and current supplements, if any) before purchasing securities. Some statements in the offering circulars/PQAs and on this website may contain forward-looking statements and are based upon current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Although Groundfloor believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. You should consult with your own attorneys, accountants, and other professional advisors prior to making an investment.

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Any such offer to buy unqualified securities may be withdrawn or revoked, without obligation of any kind, at any time before notice of its acceptance is given after the date of qualification. An indication of interest in our offerings involves no obligation or commitment of any kind. The information contained in the Offering Circular and offering materials presents a general summary of the business and the purpose and principal business terms of an investment in our securities

This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed discussion contained in the offering circulars/PQAs. Articles or information from third-party sources outside of this domain may discuss Groundfloor (or its affiliates) or relate to information contained herein, but Groundfloor and its affiliates do not approve and are not responsible for such content. Hyperlinks to third-party sites, or reproduction of third-party content, do not constitute an approval or endorsement by Groundfloor or any of its affiliates of the linked or reproduced content. Neither the SEC nor any state securities commission or regulatory authority approved, disapproved, endorsed, or recommended the merits of the offering described in the offering circulars/PQAs or reflected on this website. Groundfloor's services do not constitute "crowdfunding" as described in Title III of the Jumpstart Our Business Startups Act ("JOBS Act").